Exhibit 10.7

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is effective as of October 11, 2021 (the “Effective Date”), between Ampio Pharmaceuticals, Inc., a Delaware corporation headquartered at 373 Inverness Parkway, Suite 200, Englewood, CO 80112 USA, hereinafter referred to as the "Company"), and Holli Cherevka, (“Employee").

RECITALS

WHEREAS, the Company is a duly organized Delaware corporation, with its principal place of business within the State of Colorado, and is in the business of developing and marketing pharmaceutical products;

WHEREAS, the Company desires assurance of the continued association and services of the Employee in order to continue to retain the Employee’s experience, skills, abilities, background and knowledge, and is willing to continue to engage the Employee’s services on the terms and conditions set forth in this Agreement; and

WHEREAS, Employee desires to be in the continued employment of the Company, and is willing to accept such continued employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree to the terms and conditions of this Agreement as follows:

1. Employment for Term. The Company hereby agrees to employ Employee and Employee hereby accepts such employment with the Company for the period of 36 months beginning on the Effective Date. The term of this Agreement (the "Term") shall continue until the termination of Employee's employment in accordance with the provisions of this Agreement. Unless otherwise renewed, the Employee's employment under this Agreement shall end at the Term and if the employee remains employed after the conclusion of the Term, Employee shall remain an at-will employee.

2. Position and Duties. During the Term, Employee shall serve as President and Chief Operating Officer of the Company, and perform such duties as are consistent with these positions. The Employee shall report to the Chief Executive Officer of the Company. During the Term, Employee shall also hold such additional positions and titles as the Chief Executive Officer or the Board of Directors of the Company (the "Board") may determine from time to time. During the Term, Employee shall devote her full business time to her duties as the President and Chief Operating Officer of the Company. Notwithstanding the foregoing, the Company hereby acknowledges that it consents to Employee’s participation in those outside activities described on Exhibit A hereto. During the Term of this Agreement, Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Employee to be adverse to the Company, its business or prospects, its financial position, or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its affiliates. On termination of Employee’s employment, regardless of the reason for such termination, Employee shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Employee may hold in the Company or any affiliate, unless otherwise agreed in

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writing by the parties and Employee irrevocably appoints any person designated as the Company’s representative at that time as her delegate to effect such resignation.

3. Compensation.

(a) Base Salary. The Company shall pay Employee a base salary of $375,000 per annum, payable at least monthly on the Company's regular pay cycle for executive officers (the “Base Salary”), which such Base Salary shall be applied retroactive to September 17, 2021. Except as specifically otherwise provided herein, the Base Salary may be increased only by recommendation of the Compensation Committee of the Board and ratified by the Compensation Committee or a majority of the independent members of the Board.

(b) Annual Review. The Base Salary shall be reviewed at the end of each calendar year (the first such review to occur after the end of calendar year 2022).

(c) Equity Compensation. In connection with the execution of this Agreement, and subject to approval of the Company’s Compensation Committee, which may not occur until the Effective Date, the Company hereby agrees to grant equity compensation to Employee in the aggregate amount of 500,000 shares of restricted stock that shall vest in accordance with the terms and schedule set forth in Exhibit B hereto. Such vesting schedule will be accelerated to the extent provided in Section 8 of this Agreement.

(d) Other and Additional Compensation. Subsections (a) and (c) above establish Employee’s compensation during the Term which shall not preclude the Board from awarding Employee a higher salary, bonuses or stock options, restricted stock or other forms of additional equity awards at the discretion of the Board during the Term of this agreement. The Employee shall be eligible for an annual discretionary bonus (hereinafter referred to as the “Bonus”) of up to fifty percent (50%) of the Base Salary, based on the Compensation Committee’s determination, in good faith, of whether the Employee and the Company have met such performance milestones as are established for the Employee and the Company by the Board or the Compensation Committee, in good faith, and are initially as set forth on Exhibit B (hereinafter referred to as the “Performance Milestones”). The Performance Milestones will be based on certain factors including, but not limited to, the Employee’s performance and the Company’s financial performance. The Employee’s Bonus target will be reviewed annually and may be adjusted by the Board or the Compensation Committee in its discretion, provided however, that the Bonus target may only be reduced upon Employee’s written consent. The Employee must be employed on the date the Bonus is awarded to be eligible for the Bonus, subject to the termination provisions hereof. Bonuses shall be paid during the calendar quarter following the calendar quarter for which such Bonus was earned when Performance Milestones are met during a calendar quarter. Fourth quarter Bonuses, Bonuses calculated on the basis of partial Performance Milestone satisfaction and Bonuses based upon annual milestones shall be paid by March 15 of the following year.

4. Employee Benefits. During the Term, Employee shall be entitled to participate at the same level as other senior executive officers of the Company in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs of the Company now existing or hereafter established to the extent that she is eligible under the general provisions thereof. During the Term, Employee shall be entitled to paid vacation and sick leave in accordance with Company policies and procedures for employees.

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5. Expenses. The Company shall reimburse Employee for actual, reasonable out-of-pocket expenses incurred by her in the performance of her services for the Company upon the receipt of appropriate documentation of such expenses which shall be submitted in such form, and with such supporting documentation, as called for or required by Company policy.

6. Termination.

(a) General. The Term shall end immediately upon Employee's death. Employee’s employment may also be terminated by the Company immediately upon notice with or without Cause or as a result of Employee’s Disability, or by Employee with or without Good Reason (as such terms are defined below).

(b) Notice of Termination. Either party shall give written notice of termination to the other party, except in the case of death. If the Employee terminates employment hereunder with or without Good Reason, Employee shall provide the Company with 30 days’ prior written notice of termination. Notwithstanding the foregoing, in the event that the Employee gives a notice of termination to the Company, the Company may unilaterally accelerate the date of termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(c) Notification of New Employer. In the event that Employee leaves the employ of the Company, Employee grants consent to notification by the Company to Employee’s new employer about her rights and obligations under this Agreement and the PIA (hereinafter defined).

7. Severance Benefits.

(a) Cause Defined. "Cause" means the Company has determined in good faith that any of the following circumstances exist: (i) willful malfeasance or willful misconduct by Employee in connection with her employment; (ii) Employee's gross negligence in performing any of her duties under this Agreement; (iii) Employee's commission, conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendre with respect to, any crime other than a traffic violation but including a felony that results in significant bodily injury or an infraction which is a misdemeanor, but in all events including crimes that involve fraud, theft, or moral turpitude; (iv) Employee’s willful and deliberate violation of a Company policy, (v) Employee's unintended but material breach of any written policy applicable to all employees adopted by the Company which, to the extent curable, is not cured to the reasonable satisfaction of the Board of Directors within thirty (30) business days after notice thereof; (vi) the Employee’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party as to which the Employee owes an obligation of nondisclosure as a result of the Employee’s relationship with the Company, (vii) the Employee’s willful and deliberate breach of her obligations under this Agreement, or (viii) any other material breach by Employee of any of her obligations in this Agreement which, to the extent curable, is not cured to the reasonable satisfaction of the Board of Directors within thirty (30) business days after notice thereof.

(b) Disability Defined. "Disability" shall mean (i) Employee's incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation, that results in Employee being substantially unable to perform any of her duties hereunder for six consecutive months (or for 180 days out of any twelve month period) or (ii) a qualified independent physician mutually acceptable to the Company and Employee determines that Employee is incapacitated due to a physical or mental condition and,

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if reasonable accommodation is required by law, after any reasonable accommodation so as to be unable to regularly perform the duties of her position and such condition is expected to result in Employee being substantially unable to perform any of her duties hereunder for six consecutive months (or for 180 days out of any twelve month period). Until such time as Employee is terminated for Disability under this paragraph (b), Employee shall continue to receive her Base Salary hereunder, provided that if the Company provides Employee with disability insurance coverage, payments of Employee's Base Salary shall be reduced by the amount of any disability insurance payments received by Employee due to such coverage. The Company shall give Employee written notice of termination due to Disability, which shall take effect sixty (60) days after the date it is sent to Employee unless Employee shall have returned to the performance of his duties hereunder during such sixty (60) day period (whereupon such notice shall become void).

(c) Good Reason Defined. For purposes of this Agreement, “Good Reason” shall mean, the Employee’s compliance with the “Good Reason Process” (as defined below), upon the occurrence of one of the following events (each, a “Good Reason Condition”) without Employee’s written consent: (i) there is a material reduction of the level of Employee’s compensation (excluding any bonuses) (except where there is a general reduction applicable to the senior executive team generally), (ii) there is a material reduction in Employee’s overall responsibilities or authority, or scope of duties (it being understood that the occurrence of (i) a Change in Control or (ii) the Company ceasing to be a publicly-held Company, in each case, shall not, by itself, necessarily constitute a reduction in Employee’s responsibilities or authority); or (iii) there is a material change in the principal geographic location at which Employee must perform her services (it being understood that the relocation of Employee to a facility or a location within forty (40) miles of the State Capitol Building in Denver, Colorado shall not be deemed material for purposes of this Agreement). “Good Reason Process” shall mean (A) a Good Reason Condition has occurred (B) the Employee notifies the Company in writing of the first occurrence of the Good Reason Condition within thirty (30) days of the first occurrence of such Good Reason Condition; (C) the Employee cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition (D) notwithstanding such efforts, the Good Reason Condition continues to exist; and (E) the Employee terminates his employment within five (5) days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(d) Accrued Compensation Defined. Accrued Compensation shall mean an amount, which shall include all amounts earned or accrued by Employee through the date of termination of this Agreement but not paid as of such date, including (i) Base Salary, (ii) reimbursement for business expenses incurred by the Employee on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time, (iii) any expense allowance pursuant to Company policy, (iv) accrued but unused vacation pay per Company policy, and (v) bonuses and incentive compensation earned and awarded prior to the date of termination. Accrued Compensation shall be paid within 45 days after the date of termination (or earlier, if required by applicable law).

(e) Termination.

(i) Cause; Without Good Reason; Death. If the Company ends the Term for Cause, if Employee resigns as an employee of the Company other than for Good Reason, or the Employee dies, then the Company shall pay to Employee the Accrued Compensation but shall have no obligation to pay Employee any amount, whether for

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salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, and such rights shall, except as otherwise required by law or pursuant to the applicable award agreement or plan, be forfeited immediately upon the end of the Term. For the sake of clarity, any stock options, restricted stock or other equity compensation shall, to the extent vested on the date of resignation without Good Reason, or the date of Employee’s death, remain outstanding and exercisable to the extent provided in the applicable award agreement or plan, by the Employee or his personal representative or executor. In the event the Employee is terminated by the Company for Cause, any outstanding stock options, restricted stock or other equity compensation shall cease to vest and, whether or not vested as of the termination date, shall no longer be exercisable and shall be cancelled immediately.

(ii) Without Cause; Good Reason. In the event that the Company terminates Employee’s employment hereunder without Cause, or Employee terminates her employment with Good Reason, she shall be entitled to the Accrued Compensation and, subject to Section 21 and 22 below,

(A) A lump sum payment equal to 0.5 times her Base Salary in effect at the date of termination.

(B) Continued participation (via state or federal insurance continuation laws such as COBRA, to the extent available) in the health and welfare plans (or comparable plans, if continued participation in the Company’s plans is not available) provided by the Company to Employee at the time of termination for a period of two years from the date of termination or, if earlier, until she is eligible for other employer sponsored group health coverage with a subsequent employer. The Company agrees to reimburse the payments Employee makes for such coverage (other than flexible spending accounts), whether via continuation or separate comparable policy. Premium reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating her payments for insurance coverage. Employee shall give the Company prompt notice of her eligibility for comparable coverage.

(C) All vested stock options shall remain exercisable for a period of three (3) years from the date of termination. So long as the Section 8 below does not apply, then all options which are unvested at the date of termination Without Cause or for Good Reason shall be accelerated as of the date of termination as defined in the Employees Stock option agreements.

(D) Any severance payments and/or other separation benefits contemplated by this Agreement are conditional on Employee: (i) continuing to comply with the terms of this Agreement and the PIA (as defined herein); (ii) delivering and not revoking within the time period specified to such release, but in any event no later than 60 days following the termination of employment, (x) a customary general release of claims relating to Employee’s employment and/or this Agreement against the Company or its successor, its subsidiaries and their respective directors, officers and stockholders and such general release becoming effective and irrevocable within such 60 days and (y) a customary affirmation of Employee’s continuing obligations hereunder and under the PIA.

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Payment of the severance payments and benefits in this Section 7 shall be paid or commence to be paid within 60 days of the termination of employment; provided that if such 60-day period begins in one calendar year and ends in a second calendar year, the severance payments shall be paid in the second calendar year by the last day of the 60-day period. Unless otherwise required by law, no severance payments and/or benefits under this Agreement will be paid and/or provided until after the expiration of any relevant revocation period.

8. Change in Control Payments. The provisions of this paragraph 8 set forth the terms of an agreement reached between Employee and the Company regarding Employee's rights and obligations upon the occurrence of a "Change in Control" (as hereinafter defined) of the Company during the Term. These provisions are intended to ensure and encourage in advance Employee's continued attention and dedication to her assigned duties and her objectivity during the pendency and after the occurrence of any such Change in Control. The following provisions shall apply in the event of a Change in Control, in addition to any payment or benefit that may be required pursuant to Section 7.

(a) Equity. Upon the occurrence of a Change in Control, all then-outstanding stock options, restricted stock and other stock-based grants to Employee by the Company shall, irrespective of any provisions of his award agreements, immediately and irrevocably vest and become exercisable and any restrictions thereon shall lapse.

(b) Definitions. For purposes of this paragraph 8, the following terms shall have the following meanings:

"Change in Control" shall mean any of the following:

(1)  the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (the "Acquiring Person"), other than the Company, or any of its Subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3- promulgated under the Exchange Act) of 50% or more of the combined voting power or economic interests of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (excluding any issuance of securities by the Company in a transaction or series of transactions made principally for bona fide equity financing purposes); or

(2) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any issuance of securities by the Company in a transaction or series of transactions made principally for bona fide equity financing purposes), other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, directly or indirectly, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or

(3) the sale or other disposition of all or substantially all of the assets of the Company in one transaction or series of related transactions.

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9. Proprietary Information and Inventions Agreement. As a condition of Employee’s employment with the Company, Employee agrees to sign the Company’s standard form of Proprietary Information and Inventions Agreement (“PIA”) and deliver such signed PIA to the Company at the same time as this Agreement.

10. Successors and Assigns.

(a) Employee. This Agreement is a personal contract, and the rights and interests that the Agreement accords to Employee may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of Employee shall be for the sole personal benefit of Employee, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim, judgment or bankruptcy proceedings against Employee. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Employee and her personal representatives, distributees and legatees.

(b) The Company. This Agreement shall be binding upon the Company and inure to the benefit of the Company and of its successors and assigns, including (but not limited to) any Company that may acquire all or substantially all of the Company's assets or business or into or with which the Company may be consolidated or merged. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.

11. Entire Agreement. This Agreement (together with the equity award agreements referred to herein) and the PIA represents the entire agreement between the parties concerning Employee's employment with the Company and supersedes all prior negotiations, discussions, understanding and agreements, whether written or oral, between Employee and the Company relating to the subject matter of this Agreement.

12. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Employee and by a duly authorized officer of the Company. No waiver by any party to this Agreement or any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

13. Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:

If to Employee:	To the address specified in the payroll records of the Company.

If to the Company:Ampio Pharmaceuticals, Inc.

373 Inverness Parkway, Suite 200

Englewood, CO 80112 USA,

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

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14. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitrator acting pursuant to Section 19 below to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Company and Employee that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction or arbitrator acting pursuant to Section 19 below shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

15. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

16. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

17. Withholding Taxes. All salary, benefits, reimbursements and any other payments to Employee under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority or elected by Executive.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument. The parties agree that facsimile signatures shall have the same force and effect as original signatures.

19. Applicable Law; Arbitration. The validity, interpretation and enforcement of this Agreement and any amendments or modifications hereto shall be governed by the laws of the State of Colorado, as applied to a contract executed within and to be performed in such State. The parties agree that any disputes shall be definitively resolved by binding arbitration before the American Arbitration Association in Denver, Colorado in accordance with its rules of arbitration procedure then in effect. The parties consent to the jurisdiction to the federal courts of the District of Colorado or, if there shall be no jurisdiction, to the state courts located in Arapahoe County, Colorado, to enforce any arbitration award rendered with respect thereto.

20. Legal Fees. The Company shall pay the reasonable expenses of Employee’s counsel in negotiating this Agreement up to $2,500.

21. Section 409A. Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Employee’s termination (other than due to death),

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and the severance payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following Employee’s termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Employee’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Employee’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following her termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. The foregoing provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (A) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Company’s taxable year preceding the Company’s taxable year of Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated. The payment of the severance payments contemplated by this Agreement is subject to the above-referenced release becoming effective and irrevocable within 60 days of the date of termination of employment. If such 60-day period begins in one calendar year and ends in a second calendar year, the severance payments shall be paid in the second calendar year by the last day of the 60-day period. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits to be provided or reimbursable expenses incurred in

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one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation application to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. The Company makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of such Section.

22. Application of Internal Revenue Code Section 280G. If any payment or benefit Employee would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. Notwithstanding the foregoing, reductions shall be made in the order required by Section 409A, to the extent applicable, so as to avoid any additional taxation under Section 409A.

In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, Employee agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, Employee will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Unless Employee and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by the Employee or the Company) or such other time as requested by Employee or the Company.

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23.Indemnification. As a condition to the effectiveness of this Agreement, the Company and Employee shall enter into a mutually acceptable indemnification agreement, in the form attached hereto as Exhibit C (the “Indemnification Agreement”).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AMPIO PHARMACEUTICALS, INC.

By: __________________________ October 11, 2021

Name: PHILIP H. COELHO

Chairman, Compensation Committee

Chairman, Nominating and Governance Committee

Board of Directors

Employee

______________________________ October 11, 2021

Name: HOLLI CHEREVKA

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EXHIBIT A

Outside Activities

●	Serve on the Board of Directors of no more than one private or public company the business of which is not competitive with that of the Company. Employee shall notify the Ampio Compensation Committee in writing of the identity of the company.
●	No outside activity may interfere with Employee’s best efforts in meeting the responsibilities of President and Chief Operating Officer of the Company, which may require Employee to devote less than 10 hours per month to these outside activities.

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EXHIBIT B

Terms of Compensation

Management equity grant:

●	500,000 shares of the Company’s restricted stock.
●	All restricted stock and options fully vest upon a Change in Control, death, Disability, termination without Cause, or termination for Good Reason.
●	The 500,000 shares of restricted stock awarded pursuant to Section 3(c) vest as follows: 100,000 shares shall vest upon the Effective Date of this Agreement and 100,000 shares shall vest on January 1, 2022, and annually each year thereafter, such that all shares of restricted stock will be fully vested on the three-year anniversary of January 1, 2022.

Specific milestones that will be considered by the Compensation Committee of the Board of Directors in the determination of Employees annual performance bonus and the percentage of total annual performance bonus provided by that milestone:

●	Prepare the data analysis for the recent OA trial and submit the best-case analysis to the FDA by 12/31/21.
●	Provide clinical and regulatory support for any licensing negotiation leading to a successfully executed transaction.
●	Submit and obtain FDA acceptance of a validated Bioassay for Ampion lot release.
●	Submit and obtain FDA acceptance of the Biologics License Application (BLA) for Ampion.
●	Obtain FDA Biologics License for Ampion for the treatment of OA for, at least, KL-4 patients.
●	Progress the COVID-19 related clinical trials.

Other

●	Any other goals that the CEO or the BOD deems necessary to meet the operating goals of the Company

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EXHIBIT C

Indemnification Agreement

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